Exhibit 2.2

EXECUTION VERSION

AMENDMENT NO. 1 TO EQUITY PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO THE EQUITY PURCHASE AGREEMENT (this “Amendment”), dated as of August 22, 2018, by and among Navigant Consulting, Inc., a Delaware corporation (“Seller”), Ankura Consulting Group, LLC, a Delaware limited liability company (“Buyer”) and Ankura Consulting Worldwide, Inc., a Delaware corporation (“Worldwide”).

WHEREAS, Seller and Buyer, are parties to that certain Equity Purchase Agreement, dated as of June 23, 2018 (as amended, modified or supplemented from time to time, the “Purchase Agreement”);

WHEREAS, Seller and Buyer now intend to amend the Purchase Agreement as set forth herein in accordance with Section 14.09 of the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.    Defined Terms. Capitalized terms used herein that are not otherwise defined have the meanings set forth in the Purchase Agreement.

2.    Definition of UK Interest Transfer Documentation. The definition of UK Interest Transfer Documentation is hereby amended and restated in its entirety as follows:

“UK Interest Transfer Documentation” means (a) a duly executed original stock transfer form for each class of the Acquired Interests of NCE to be executed by the Seller in favor of Ankura Consulting Worldwide, Inc., a Delaware corporation (“Worldwide”); and (b) a power of attorney pending registration of the Acquired Interests of NCE post-Closing executed by the Seller in favor of Worldwide, to be entered into pursuant to Section 8.07.

3.    Amendment to Section 2.01.

a.    Section 2.01 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

Section 2.01 Purchase and Sale of the Equity Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to (i) Buyer, free and clear of all Liens other than Buyer Liens and Liens under securities Laws, and Buyer shall purchase, acquire and accept from Seller all of Seller’s right, title and interest in and to the Acquired Interests of Thoreau Holdco and (ii) Worldwide, as a designee of Buyer, free and clear of all Liens other than Buyer Liens and Liens under securities Laws, and Worldwide shall, as a designee of Buyer, purchase, acquire and accept from Seller all of Seller’s right, title and interest in and to the Acquired Interests of NCE.

b.    Nothing in Section 3(a) of this Amendment shall relieve Buyer of its obligations under the Purchase Agreement. If, as of the date the Closing would otherwise occur Worldwide does not comply with its obligations under Section 2.01(ii) of the Purchase Agreement, then Buyer shall, subject to the conditions set forth in the Purchase Agreement, satisfy Worldwide’s obligations under Section 2.01(ii).

4.    Amendment to Section 3.04(b). Section 3.04(b) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

(b)    (i) irrevocable powers of attorney duly executed by each holder of the Acquired Interests of NCE in favor of Worldwide or its nominee to enable Worldwide or its nominee (pending registration of the transfer of such Acquired Interests) to exercise all voting and other rights attaching to such Acquired Interests (with power of delegation) and to appoint proxies for this purpose; (ii) original stock transfer forms in respect of each class of the Acquired Interests of NCE duly executed by each holder of such Acquired Interests, (iii) originals of the certificates in respect of all Acquired Interests of NCE (or, if such certificates have been lost, an indemnity in the usual form); and (iv) all of the statutory books of NCE duly and properly written up to the Closing;

5.    Amendments to the Reorganization.

a.    Section 2.02(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

(a)    On the terms and subject to the conditions set forth in this Agreement, the Reorganization shall be effected through the following sequential transactions:

(i)    Peterson Consulting, LLC, an Illinois limited liability company (“Peterson Consulting”), shall distribute to Seller all of Peterson Consulting’s right, title and interest in and to the Equity Interests of Navigant Energy Services, LLC, an Illinois limited liability company.

(ii)    Navigant Holdings US, LLC, a Delaware limited liability company (“Holdings US”), shall distribute to Seller all of Holdings US’s right, title and interest in and to the Equity Interests of Navigant Economics, LLC, a Delaware limited liability company (“Economics LLC”).

(iii)    Seller shall transfer, by a capital contribution without additional consideration, to Thoreau Holdco all of Seller’s right, title and interest in and to the Equity Interests of Navigant Consulting (PI) LLC, a Delaware limited liability company.

(iv)    Seller shall transfer, by a capital contribution without additional consideration, to Thoreau Holdco all of Seller’s right, title and interest in and to the Equity Interests of Peterson Consulting, Economics LLC, Navigant Consulting (PI-NY), Inc., a Delaware corporation, and Claims Data Repository, LLC, an Illinois limited liability company.

(v)    Seller shall transfer, by a capital contribution without additional consideration, to Thoreau Holdco, and Thoreau Holdco shall accept, (A) all of Seller’s right, title and interest to the US Transferred Assets and (B) all of the US Assumed Liabilities. For purposes of this Agreement, (1) the “US Transferred Assets” means all of the Transferred Assets (other than Acquired Interests and the Equity Interests) owned by Seller immediately following the transactions contemplated by Section 2.02(a)(iv) and (2) the “US Assumed Liabilities” means all of the Assumed Liabilities of Seller immediately following the transactions contemplated by Section 2.02(a) (iv).

(vi)    (A) Seller shall transfer to Thoreau Holdco by a capital contribution without additional consideration, and Thoreau Holdco shall accept, an amount of cash to be reasonably determined by Seller, and (B) Thoreau Holdco shall transfer to Ankura Consulting (Hong Kong) Limited, a Hong Kong limited company disregarded as a separate entity from Seller for U.S. federal income tax purposes (“Thoreau Consulting Hong Kong”), by a capital contribution without additional consideration, and Thoreau Consulting Hong Kong shall accept, an amount of cash to be reasonably determined by Seller.

(vii)    Navigant Consulting Asia Limited, a Hong Kong limited company (“Asia Limited Hong Kong”), shall transfer, in exchange for full fair market value consideration (as reasonably determined by Seller) paid by Ankura Consulting Hong Kong to Asia Limited Hong Kong, and Ankura Consulting Hong Kong shall accept, (A) all of Asia Limited Hong Kong’s assets which constitute Transferred Assets owned by Asia Limited Hong Kong immediately prior to such transfer and (B) all of Asia Limited Hong Kong’s Liabilities that constitute Assumed Liabilities immediately prior to such transfer (the “Asia Limited Hong Kong Assets and Liabilities”).

(viii)    Seller shall transfer to NCE all of Seller’s right, title and interest in and to the Equity Interests of Precept Programme Management Limited, a private limited company incorporated in England and Wales, in exchange for a cash payment of £1, which represents the fair market value of such Equity Interests.

(ix)    NCE shall transfer to (A) Seller all of NCE’s right, title and interest in and to 100% of the outstanding capital stock of Navigant Germany GmbH and Ecofys Investments B.V. and 20,492 shares of Navigant BPM (India) Private Limited in exchange for $26,660,625, which represents the fair market value of such securities, and (B) Navigant Cymetrix Corporation, for $756.19, all of NCE’s right, title and interest in and to 1 share of outstanding capital stock of Navigant BPM (India) Private Limited.

(x)    Seller shall make a capital contribution to Navigant Europe Limited, a private limited company incorporated in England and Wales (“Newco UK”), and Newco UK shall accept, as a capital contribution, an amount of cash to be reasonably determined by Seller, in exchange for 1 share of Newco UK.

(xi)    NCE shall transfer to Newco UK, in exchange for the consideration contributed to Newco UK in clause (a)(x), and Newco UK shall accept, (A) all of NCE’s right, title and interest in and to the Excluded Assets and (B) all of the Excluded Liabilities of NCE.

(xii) NCE shall use consideration received in clause (a)(ix) and clause (a)(xi) to pay off (A) in full all Indebtedness of NCE and its Subsidiaries and (B) intercompany payables owed by NCE to Seller.

Not less than ten (10) days prior to the Closing Date, Seller shall provide Buyer with an estimate of the amount of the Taxes imposed (including withholding Taxes) with respect to the Reorganization, along with reasonable supporting material (including valuation reports) to substantiate such calculation, for Buyer’s review and comment.

b.    Section 2.03(d)(ix) is hereby amended and restated in its entirety to read as follows:

(ix)    all Liabilities relating to Precept Programme Management Limited and Navigant Consulting (Europe) Limited, London, Zweigniederlassung Zürich (Swiss Branch).

c.    Section 7.05(d) is hereby deleted in its entirety.

6.    Amendment to Section 14.21. Section 14.21 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

Section 14.21 Bulk Sales Laws. Buyer, Worldwide and Seller each hereby waive compliance by Seller or any of its Affiliates with the provisions of the “bulk sales”, “bulk transfer” or similar Laws of any state or any jurisdiction outside the United States that may otherwise be applicable with respect to the sale of any of the Transferred Assets. Seller agrees to fully indemnify Buyer and Worldwide against all Liability resulting from a Third Party Claim which Buyer or Worldwide may suffer due to Seller’s failure to so comply or to provide notice required by any such Law.

7.    Effect on Purchase Agreement. Other than as specifically set forth herein, all terms and provisions of the Purchase Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect.

8.    Miscellaneous. The provisions of Sections 14.03, 14.05, 14.06, 14.07, 14.08, 14.09, 14.11, 14.12, 14.13, 14.14, 14.15, 14.16, 14.17, 14.18, 14.19, 14.20 and 14.22 of the Purchase Agreement are hereby incorporate by reference to this Amendment mutatis mutandis.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

NAVIGANT CONSULTING, INC.

By:	/s/ Monica M. Weed
Name:	Monica M. Weed
Its:	Executive Vice President, General Counsel and Corporate Secretary

Signature Page to EPA Amendment No. 1

ANKURA CONSULTING GROUP, LLC

By:	/s/ Cherie Schaible
Name:	Cherie Schaible
Its:	General Counsel

Signature Page to EPA Amendment No. 1

ANKURA CONSULTING WORLDWIDE, INC.

By:	/s/ Cherie Schaible
Name:	Cherie Schaible
Its:	Secretary

Signature Page to EPA Amendment No. 1